Exhibit 99.1

P R E S S    R E L E A S E

WELLPOINT REACHES KEY AGREEMENT WITH PHYSICIANS

Resolves Two Major National Multi-District Lawsuits

Indianapolis, IN – July 11, 2005 - WellPoint, Inc. (NYSE: WLP) announced today that it has reached an agreement with representatives of more than 700,000 physicians nationwide involved in class-action lawsuits filed in federal court. WellPoint is the nation’s leading health benefits company, with 28.5 million members. The agreement is an important step that will further accelerate the company’s current efforts to work collaboratively with physicians to support the delivery of high-quality, affordable health care coverage.

“We see this agreement as a very important step in further collaborating with physicians. By working together, we can find ways to continuously improve the health of our members and find real solutions to the most complex health care issues facing our country today – affordability of care, access to care and the uninsured,” said Larry C. Glasscock, president and chief executive officer of WellPoint, Inc. “We look forward to forging a closer partnership with the physician community in order to truly transform health care for the better.”

“We continue to build relationships with physicians in industry-leading ways – through innovative quality care programs, improved information technology solutions and constructive dialogue around important health care issues at the national, regional, state and local levels,” said Sam Nussbaum M.D., executive vice president and chief medical officer of WellPoint, Inc. “This agreement will also help to support more efficient and high quality health care that will enable physicians to spend more time with patients and that ultimately benefits everyone, including our members.”

As a part of the agreement, WellPoint has agreed to pay $135 million to physicians and to contribute $5 million to a not-for-profit foundation whose mission is to promote higher quality health care and to enhance the delivery of care to the disadvantaged and underserved. In addition, up to $58 million will be paid in legal fees, to be determined by the court. WellPoint expects to incur a pre-tax expense of $103 million or $.10 per share diluted after tax in the second quarter of 2005 as a result of this agreement.

If approved by the court, the agreement includes the resolution of two national lawsuits against both pre-merger companies, WellPoint Health Networks Inc. and Anthem, Inc. One suit involved a nationwide class of physicians against major national managed care companies. A second physician suit was brought against the Blue Cross Blue Shield Association and Blue Cross and Blue Shield companies.

The following medical societies and professional organizations have endorsed the proposed agreement:

•	Rhode Island Medical Society
•	New Hampshire Medical Society
•	California Medical Association
•	Connecticut State Medical Society
•	El Paso County Medical Society
•	Florida Medical Association
•	Medical Society of New Jersey
•	Louisiana State Medical Society
•	Medical Association of Georgia
•	Hawaii Medical Association
•	Medical Society of Northern Virginia
•	Nebraska Medical Association
•	North Carolina Medical Society
•	South Carolina Medical Association
•	Tennessee Medical Association
•	Texas Medical Association
•	Colegio de Medicos y Cirujanos de Puerto Rico
•	Washington State Medical Society

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Contacts:

Investor Relations

Tami Durle, 317-488-6390

Media

James P. Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, Inc., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint, Inc. (formerly named Anthem, Inc.) (“WellPoint”) and WellPoint Health Networks Inc. (“WellPoint Health”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports Form on 10-Q for the reporting periods in 2005.

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